Exhibit 99.1

National Commerce Corporation Announces First Quarter 2018 Earnings

BIRMINGHAM, AL (April 24, 2018) (GLOBE NEWSWIRE) -- National Commerce Corporation (Nasdaq: NCOM) (“NCC” or the “Company”), the parent company of National Bank of Commerce (“NBC”), today reported first quarter 2018 net income to common shareholders of $9.1 million, compared to $5.9 million for the first quarter of 2017.  Diluted net earnings per share were $0.52 in the first quarter of 2018, compared to $0.45 in the first quarter of 2017.

“We are pleased with our first quarter performance, which provides us with a good start to 2018,” said Richard Murray, IV, President and Chief Executive Officer of the Company. “Our first quarter loan and deposit growth was somewhat muted compared to our very strong fourth quarter 2017 growth, consistent with our prior growth history and some degree of seasonality. We look forward to the remainder of the year.”

During the first quarter of 2018, the Company successfully completed its acquisition of FirstAtlantic Financial Holdings, Inc. (“FirstAtlantic”) through a merger of the companies, followed by the merger of their respective bank subsidiaries, FirstAtlantic Bank and NBC.  During the first quarter of 2018, the Company recognized $2.4 million in merger-related expenses ($1.8 million after-tax), reducing diluted net earnings per share by $0.10.

Several important measures from the first quarter of 2018 are as follows:

●

Net Interest Margin (taxable equivalent) of 4.80% for the first quarter of 2018, compared to 4.63% for the fourth quarter of 2017 and 4.18% for the first quarter of 2017.  The first quarter 2018 margin increased 0.17% compared to the 2017 fourth quarter due primarily to higher loan yields, which were driven by higher accretion income and an increase in interest rates during the first quarter of 2018. If accretion is excluded from both periods, the 2018 first quarter margin would have been 4.45%, or 0.03% higher than the 2017 fourth quarter margin excluding accretion.

●	Return on Average Assets (“ROAA”) of 1.18% for the first quarter of 2018, compared to 1.00% for the first quarter of 2017.

●	Return on Average Tangible Common Equity (“ROATCE”) of 11.27% for the first quarter of 2018, compared to 11.45% for the first quarter of 2017.

●

First quarter 2018 loan growth (excluding mortgage loans held-for-sale) of $342.5 million, including $303.9 million acquired in the FirstAtlantic transaction.  Excluding loans acquired in the FirstAtlantic transaction, first quarter 2018 loan growth was approximately $38.6 million.

●

First quarter 2018 deposit growth of $265.7 million.  Excluding $374.3 million in deposits acquired in the FirstAtlantic transaction, deposits declined by $108.6 million, reflecting the loss of some deposits associated with the 2017 fourth quarter’s seasonal deposit growth.

●	2018 first quarter mortgage production volume totaled $114.9 million, compared to $130.9 million for the first quarter of 2017, reflecting a higher interest rate environment.

●	2018 first quarter purchased volume in the factoring division totaled $283.0 million, compared to $253.6 million for the first quarter of 2017.

●	Non-acquired non-performing assets of $1.1 million at March 31, 2018, an increase from $759 thousand at December 31, 2017 and a decrease from $2.5 million at March 31, 2017.

●	Annualized net charge-offs of 0.08% of average loans outstanding for the first quarter of 2018, compared to net recoveries of 0.07% for the first quarter of 2017.

●	Provision for loan losses of $1.3 million for the first quarter of 2018, compared to $1.5 million for the 2017 fourth quarter and $156 thousand for the first quarter of 2017.

●	Ending tangible book value per share of $19.21.

●	Ending book value per share of $29.35.

On March 20, 2018, the Company signed a definitive agreement to acquire Premier Community Bank of Florida (“Premier”), headquartered in Bradenton, Florida, through a merger of Premier with and into NBC. As of March 31, 2018, Premier had total loans and deposits of approximately $161.0 million and $194.3 million, respectively. The acquisition of Premier is currently pending and remains subject to customary regulatory and shareholder approvals; accordingly, Premier’s assets, liabilities and results of operations are not included in the Company’s totals for the first quarter of 2018.

The Company will host a live audio webcast conference call beginning at 8:00 a.m. Central Time on April 25, 2018 to discuss earnings and operating results for the 2018 first quarter. Investors may call in (toll free) by dialing (844) 296-8205 (conference ID 2179627).  A replay of the conference call will be available until April 27, 2018 and can be accessed by dialing (855) 859-2056.

Investors who plan to participate in the live webcast of the conference call should access the webcast by visiting www.nationalbankofcommerce.com, and then clicking on the “Investor Relations” link under the “Learn More” tab located on that webpage.  A replay of the webcast will be available on the website for one year.  A copy of the news release will also be available at the same location.

Use of Non-GAAP Financial Measures

Some of the financial measures presented in this press release and included in the accompanying unaudited financial statements are not measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include tangible common equity, return on average tangible common equity, tangible book value per share, efficiency ratio and operating efficiency ratio. The Company’s management uses the non-GAAP financial measures set forth below in its analysis of the Company’s performance.

●	“Tangible common equity” is defined as total shareholders’ equity less goodwill, other intangible assets and minority interest not included in intangible assets.

●	“Average tangible common equity” is defined as the average of tangible common equity for the applicable period.

●	“Return on average tangible common equity,” or ROATCE, is defined as net income available to common shareholders divided by average tangible common equity.

●

“Tangible book value per share” is defined as tangible common equity divided by total common shares outstanding. This measure is important to investors interested in changes from period to period in book value per share, exclusive of changes in intangible assets.

The Company’s management believes that these measures, each of which utilizes the concept of tangible common equity rather than total common equity, provide useful information to management and investors because they eliminate the impact of goodwill and other intangible assets created in an acquisition. These measures are commonly used by investors when assessing financial institutions.

●

“Efficiency ratio” is defined as noninterest expense divided by operating revenue (which is equal to net interest income plus noninterest income), excluding one-time gains and losses on sales of securities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

●

“Operating efficiency ratio” is defined as noninterest expense divided by operating revenue, excluding one-time gains and losses on sales of securities and one-time gains and expenses related to merger and acquisition activities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

The Company’s management believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations and cash flows computed in accordance with GAAP; however, the Company acknowledges that the non-GAAP financial measures have a number of limitations. As such, the Company cautions readers that these disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and that these disclosures are not necessarily comparable to non-GAAP financial measures that other companies use. These non-GAAP financial measures exclude various items detailed in the attached “Non-GAAP Reconciliation.”

About National Commerce Corporation

National Commerce Corporation (Nasdaq: NCOM), a Delaware corporation, is a financial holding company headquartered in Birmingham, Alabama. Substantially all of the operations of National Commerce Corporation are conducted through the company’s wholly owned subsidiary, National Bank of Commerce. National Bank of Commerce currently operates seven full-service banking offices in Alabama, twenty-two full-service banking offices in Florida (including under the trade names United Legacy Bank, Reunion Bank of Florida, Patriot Bank and FirstAtlantic Bank) and two full-service banking offices in Atlanta, Georgia (including under the trade names Private Bank of Buckhead, Private Bank of Decatur and PrivatePlus Mortgage). National Bank of Commerce provides a broad array of financial services for commercial and consumer customers.

Additionally, National Bank of Commerce owns a majority stake in Corporate Billing, LLC, a transaction-based finance company headquartered in Decatur, Alabama that provides factoring, invoicing, collection and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

National Commerce Corporation files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.nationalbankofcommerce.com. More information about National Commerce Corporation and National Bank of Commerce may be obtained at www.nationalbankofcommerce.com.

Forward-Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements for which NCC claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in NCC’s future filings with the SEC, in press releases and in oral and written statements made by NCC or with NCC’s approval that are not statements of historical fact and that constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of NCC’s plans, objectives and expectations or those of its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to various risks and uncertainties, including those risks and uncertainties described under the heading “Risk Factors” in NCC’s Annual Report on Form 10-K for the year ended December 31, 2017 and described in any subsequent reports that NCC has filed with the SEC. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements, and these statements should not be relied upon as predictions of future events. NCC undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. In that respect, NCC cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Contact:

National Commerce Corporation

William E. Matthews, V	Lowell Womack, Jr.
Vice Chairman and Chief Financial Officer	Director of Financial Reporting
(205) 313-8122	(205) 313-8147

NATIONAL COMMERCE CORPORATION
Unaudited Financial Highlights
(In thousands, except share and per share amounts and percentages or as otherwise noted)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Earnings Summary
Interest income	$36,320	$30,224	$28,202	$26,466	$24,899
Interest expense	3,420	2,824	2,561	2,513	2,469
Net interest income	32,900	27,400	25,641	23,953	22,430
Provision for loan losses	1,318	1,478	1,105	1,155	156
Gain (loss) on sale of securities	191	(119)	-	28	-
Other noninterest income (1)	4,793	4,984	4,630	5,072	5,440
Merger/conversion-related expenses (2)	2,396	1,172	417	344	387
Other noninterest expense (3)	21,855	18,078	17,654	17,393	18,074
Income before income taxes	12,315	11,537	11,095	10,161	9,253
Income tax expense	2,776	3,890	3,828	3,281	2,841
Deferred tax asset write-down	-	6,231	-	-	-
Total income tax expense	2,776	10,121	3,828	3,281	2,841
Net income before minority interest	9,539	1,416	7,267	6,880	6,412
Net income attributable to minority interest	456	413	570	431	493
Net income to common shareholders	$9,083	$1,003	$6,697	$6,449	$5,919

Weighted average common and diluted shares outstanding
Basic	17,209,551	14,783,597	14,300,974	13,190,582	12,901,040
Diluted	17,612,298	15,173,984	14,679,546	13,551,745	13,283,075

Net earnings per common share
Basic	$0.53	$0.07	$0.47	$0.49	$0.46
Diluted	$0.52	$0.07	$0.46	$0.48	$0.45

	March 31,	December 31,	September 30,	June 30,	March 31,
Selected Performance Ratios	2018	2017	2017	2017	2017
Return on average assets (ROAA) (4)	1.18%	0.15%	1.08%	1.06%	1.00%
Return on average equity (ROAE)	7.35	0.99	7.06	7.86	7.67
Return on average tangible common equity (ROATCE)	11.27	1.41	9.94	11.49	11.45
Net interest margin - taxable equivalent	4.80	4.63	4.58	4.34	4.18
Efficiency ratio	64.34	59.44	59.70	61.11	66.24
Operating efficiency ratio (3)	57.98	55.82	58.32	59.92	64.85
Noninterest income / average assets (annualized)	0.62	0.76	0.75	0.83	0.92
Noninterest expense / average assets (annualized)	3.16	2.92	2.92	2.91	3.11
Yield on loans	5.66	5.45	5.45	5.38	5.29
Cost of total deposits	0.47%	0.43%	0.41%	0.40%	0.40%

	March 31,	December 31,	September 30,	June 30,	March 31,
Factoring Metrics	2018	2017	2017	2017	2017
Recourse purchased volume	$115,970	$108,628	$104,304	$101,295	$127,882
Non-recourse purchased volume	167,015	158,565	155,157	149,740	125,751
Total purchased volume	$282,985	$267,193	$259,461	$251,035	$253,633
Average turn (days)	42.25	43.59	41.11	38.47	35.61
Net charge-offs / total purchased volume	0.14%	0.18%	0.05%	0.12%	0.03%
Average discount rate	1.64%	1.59%	1.58%	1.52%	1.44%

	March 31,	December 31,	September 30,	June 30,	March 31,
Mortgage Metrics	2018	2017	2017	2017	2017
Total production ($)	$114,850	$120,969	$122,656	$133,063	$130,875
Refinance (%)	27.8%	22.1%	23.6%	24.0%	27.4%
Purchases (%)	72.2%	77.9%	76.4%	76.0%	72.6%

NATIONAL COMMERCE CORPORATION
Unaudited Financial Highlights
(In thousands, except share and per share amounts and percentages or as otherwise noted)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
Balance Sheet Highlights	2018	2017	2017	2017	2017
Cash and cash equivalents	$132,825	$235,288	$134,549	$224,760	$318,730
Total investment securities	169,868	111,396	111,158	101,569	98,390
Mortgage loans held-for-sale	21,077	29,191	15,278	19,482	19,517
Acquired purchased credit-impaired loans	29,359	25,696	26,924	21,065	22,465
Acquired non-purchased credit-impaired loans	783,556	538,276	561,118	490,198	539,056
Nonacquired loans held for investment (5)	1,531,475	1,455,376	1,349,254	1,252,970	1,153,897
CBI loans (factoring receivables)	136,194	118,710	119,110	114,361	99,317
Total gross loans held for investment	2,480,584	2,138,058	2,056,406	1,878,594	1,814,735
Allowance for loan losses	15,839	14,985	14,264	13,407	12,565
Total intangibles	174,225	117,849	119,688	103,270	103,519
Total assets	3,113,766	2,737,676	2,549,134	2,418,052	2,445,149
Total deposits	2,551,517	2,285,831	2,097,373	2,004,528	2,080,307
FHLB and other borrowings	7,000	7,000	7,941	7,000	7,000
Subordinated debt	24,567	24,553	24,540	24,527	24,513
Total liabilities	2,608,040	2,337,718	2,150,541	2,054,792	2,127,727
Minority interest	7,391	7,348	7,504	7,366	7,427
Common stock	172	148	148	141	129
Total shareholders' equity	505,726	399,958	398,593	363,260	317,422
Tangible common equity	$331,044	$281,695	$278,335	$259,558	$213,410
End of period common shares outstanding	17,229,043	14,788,436	14,777,230	14,070,528	12,948,778

	As of and For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Asset Quality Analysis	2018	2017	2017	2017	2017
Nonacquired
Nonaccrual loans	$367	$82	$70	$50	$68
Other real estate and repossessed assets	-	-	150	-	1,849
Loans past due 90 days or more and still accruing	723	677	1,690	1,172	538
Total nonacquired nonperforming assets	$1,090	$759	$1,910	$1,222	$2,455

Acquired
Nonaccrual loans	$2,412	$2,640	$2,625	$2,827	$2,949
Other real estate and repossessed assets	999	1,094	1,021	-	-
Loans past due 90 days or more and still accruing	-	-	-	-	-
Total acquired nonperforming assets	$3,411	$3,734	$3,646	$2,827	$2,949

Selected asset quality ratios
Nonperforming assets / Assets	0.14%	0.16%	0.22%	0.17%	0.22%
Nonperforming assets / (Loans + OREO + repossessed assets)	0.18	0.21	0.27	0.22	0.30
Net charge-offs (recoveries) to average loans (annualized)	0.08	0.14	0.05	0.07	(0.07)
Allowance for loan losses to total loans	0.64	0.70	0.69	0.71	0.69
Nonacquired nonperforming assets / (Nonacquired loans + nonacquired OREO + nonacquired repossessed assets) (5)	0.07	0.05	0.14	0.10	0.21
Allowance for loan losses / (Nonacquired nonaccrual loans + nonacquired loans past due 90 days or more and still accruing)	1,453.12	1,974.31	810.45	1,097.14	2,073.43

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
Additional Information - Allowance for Loan Losses	2018	2017	2017	2017	2017
Allowance for loan losses excluding CBI loans (factoring receivables)	15,239	14,385	13,764	12,907	12,065
Nonacquired loans held for investment (5)	1,531,475	1,455,376	1,349,254	1,252,970	1,153,897
Allowance for loan losses allocated to CBI loans (factoring receivables)	600	600	500	500	500
CBI loans (factoring receivables)	136,194	118,710	119,110	114,361	99,317

NATIONAL COMMERCE CORPORATION
Unaudited Financial Highlights
(In thousands, except share and per share amounts and percentages or as otherwise noted)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Taxable Equivalent Yields/Rates	2018	2017	2017	2017	2017
Interest income:
Loans	5.66%	5.45%	5.45%	5.38%	5.29%
Mortgage loans held-for-sale	4.85	2.96	3.56	3.72	4.13
Interest on securities:
Taxable	3.11	3.09	3.03	2.98	2.63
Non-taxable	4.06	4.81	4.86	4.91	4.98
Cash balances in other banks	1.55	1.37	1.32	1.09	0.84
Funds sold	1.38	-	-	-	-
Total interest-earning assets	5.29	5.10	5.04	4.79	4.64

Interest expense:
Interest on deposits	0.67	0.62	0.59	0.57	0.56
Interest on FHLB and other borrowings	4.00	3.82	3.95	4.01	3.19
Interest on subordinated debt	6.41	6.27	6.27	6.36	6.42
Total interest-bearing liabilities	0.76	0.73	0.70	0.68	0.68
Net interest spread	4.53	4.37	4.34	4.11	3.96
Net interest margin	4.80%	4.63%	4.58%	4.34%	4.18%

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Shareholders' Equity and Capital Ratios
Tier 1 Leverage Ratio	10.91%	10.89%	11.42%	10.69%	8.86%
Tier 1 Common Capital Ratio	12.93	12.54	12.78	13.17	11.06
Tier 1 Risk-based Capital Ratio	12.93	12.54	12.78	13.17	11.06
Total Risk-based Capital Ratio	14.56	14.37	14.64	15.18	13.07
Equity / Assets	16.24	14.61	15.64	15.02	12.98
Tangible common equity to tangible assets	11.26%	10.75%	11.46%	11.21%	9.11%
Book value per share	$29.35	$27.05	$26.97	$25.82	$24.51
Tangible book value per share	$19.21	$19.05	$18.84	$18.45	$16.48

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Detail of Noninterest Income
Service charges and fees on deposit accounts	$1,012	$733	$671	$640	$667
Mortgage origination and fee income	1,895	2,450	2,780	3,154	3,145
Merchant sponsorship revenue	720	592	622	602	744
Income from bank-owned life insurance	286	210	210	219	216
Rental income	276	240	84	-	-
Wealth management fees	15	11	12	14	10
Gain (loss) on sale of other real estate	171	(66)	6	105	(1)
Gain (loss) on sale of investments	191	(119)	-	28	-
Other noninterest income	418	814	245	338	659
Total noninterest income	$4,984	$4,865	$4,630	$5,100	$5,440

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Detail of Noninterest Expense
Salaries and employee benefits	$12,460	$10,016	$9,804	$9,663	$10,073
Commission-based compensation	1,501	1,700	1,748	1,684	1,723
Occupancy and equipment expense	2,270	1,889	1,692	1,479	1,473
Data processing expenses	3,356	1,437	976	1,007	948
Advertising and marketing expenses	268	349	309	327	468
Legal fees	160	219	204	193	233
FDIC insurance assessments	281	145	351	408	258
Property and casualty insurance premiums	224	253	229	209	143
Accounting and audit expenses	335	209	288	294	318
Consulting and other professional expenses	538	888	510	517	497
Telecommunications expenses	229	217	203	169	186
ORE, Repo asset and other collection expenses	69	75	26	49	272
Core deposit intangible amortization	739	393	366	348	348
Other noninterest expense	1,821	1,460	1,365	1,390	1,521
Total noninterest expense	$24,251	$19,250	$18,071	$17,737	$18,461

NATIONAL COMMERCE CORPORATION
Unaudited Financial Highlights
(In thousands, except share and per share amounts and percentages or as otherwise noted)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
Non-GAAP Reconciliation	2018	2017	2017	2017	2017
Total shareholders' equity	$505,726	$399,958	$398,593	$363,260	$317,422
Less: intangible assets	174,225	117,849	119,688	103,270	103,519
Less: minority interest not included in intangible assets	457	414	570	432	493
Tangible common equity	$331,044	$281,695	$278,335	$259,558	$213,410
Common shares outstanding at year or period end	17,229,043	14,788,436	14,777,230	14,070,528	12,948,778
Tangible book value per share	$19.21	$19.05	$18.84	$18.45	$16.48
Total assets at end of period	$3,113,766	$2,737,676	$2,549,134	$2,418,052	$2,445,149
Less: intangible assets	174,225	117,849	119,688	103,270	103,519
Adjusted total assets at end of period	$2,939,541	$2,619,827	$2,429,446	$2,314,782	$2,341,630
Tangible common equity to tangible assets	11.26%	10.75%	11.46%	11.21%	9.11%

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Non-GAAP Reconciliation
Total average shareholders' equity	$500,901	$402,317	$376,129	$328,886	$312,971
Less: average intangible assets	173,766	119,415	108,553	103,403	103,004
Less: average minority interest not included in intangible assets	326	357	356	318	295
Average tangible common equity	$326,809	$282,545	$267,220	$225,165	$209,672
Net income to common shareholders	9,083	1,003	6,697	6,449	5,919
Return on average tangible common equity (ROATCE)	11.27%	1.41%	9.94%	11.49%	11.45%
Efficiency ratio:
Net interest income	$32,900	$27,400	$25,641	$23,953	$22,430
Total noninterest income	4,984	4,865	4,630	5,100	5,440
Less: Gain (loss) on sale of securities	191	(119)	-	28	-
Operating revenue	$37,693	$32,384	$30,271	$29,025	$27,870
Expenses:
Total noninterest expenses	$24,251	$19,250	$18,071	$17,737	$18,461
Efficiency ratio	64.34%	59.44%	59.70%	61.11%	66.24%
Operating efficiency ratio:
Net interest income	$32,900	$27,400	$25,641	$23,953	$22,430
Total noninterest income	4,984	4,865	4,630	5,100	5,440
Less: Gain (loss) on sale of securities	191	(119)	-	28	-
Operating revenue	$37,693	$32,384	$30,271	$29,025	$27,870
Expenses:
Total noninterest expenses	$24,251	$19,250	$18,071	$17,737	$18,461
Less: merger/conversion-related expenses	2,396	1,172	417	344	387
Adjusted noninterest expenses	$21,855	$18,078	$17,654	$17,393	$18,074
Operating efficiency ratio	57.98%	55.82%	58.32%	59.92%	64.85%

(1) Excludes securities gains
(2) After-tax impact of merger conversion-related expenses of $1,826, $815, $340, $248 and $300, respectively, for the periods presented
(3) Excludes merger/conversion-related expenses
(4) Net income to common shareholders / average assets
(5) Excludes CBI loans (factoring receivables)

NATIONAL COMMERCE CORPORATION
Unaudited Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2018	December 31, 2017
Assets
Cash and due from banks	$26,683	$36,246
Interest-bearing deposits with banks	106,142	199,042
Cash and cash equivalents	132,825	235,288
Investment securities held-to-maturity (fair value of $25,182 and $25,932 at March 31, 2018 and December 31, 2017, respectively)	25,383	25,562
Investment securities available-for-sale	144,485	85,834
Other investments	12,021	11,350
Mortgage loans held-for-sale	21,077	29,191
Loans, net of unearned income	2,480,584	2,138,058
Less: allowance for loan losses	15,839	14,985
Loans, net	2,464,745	2,123,073
Premises and equipment, net	65,500	52,455
Accrued interest receivable	7,300	6,157
Bank-owned life insurance	42,142	31,584
Other real estate	999	1,094
Deferred tax assets, net	14,834	12,041
Goodwill	164,257	113,394
Core deposit intangible, net	9,968	4,455
Other assets	8,230	6,198
Total assets	$3,113,766	$2,737,676

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand	$711,278	$697,144
Interest-bearing demand	520,208	362,266
Savings and money market	953,692	951,846
Time	366,339	274,575
Total deposits	2,551,517	2,285,831
Federal Home Loan Bank advances and other borrowings	7,000	7,000
Subordinated debt	24,567	24,553
Accrued interest payable	1,260	900
Other liabilities	23,696	19,434
Total liabilities	2,608,040	2,337,718

Shareholders’ equity:
Preferred stock, 250,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.01 par value, 30,000,000 shares authorized, 17,229,043 and 14,788,436 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	172	148
Additional paid-in capital	446,290	347,999
Retained earnings	53,072	43,989
Accumulated other comprehensive income	(1,199)	474
Total shareholders' equity attributable to National Commerce Corporation	498,335	392,610
Noncontrolling interest	7,391	7,348
Total shareholders' equity	505,726	399,958
Total liabilities and shareholders' equity	$3,113,766	$2,737,676

NATIONAL COMMERCE CORPORATION
Unaudited Consolidated Statements of Earnings
(In thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2018	2017
Interest and dividend income:
Interest and fees on loans	$34,423	$23,593
Interest and dividends on taxable investment securities	1,170	571
Interest on non-taxable investment securities	188	200
Interest on interest-bearing deposits and federal funds sold	539	535
Total interest income	36,320	24,899
Interest expense:
Interest on deposits	2,961	2,010
Interest on borrowings	71	71
Interest on subordinated debt	388	388
Total interest expense	3,420	2,469
Net interest income	32,900	22,430
Provision for loan losses	1,318	156
Net interest income after provision for loan losses	31,582	22,274
Other income:
Service charges and fees on deposit accounts	1,012	667
Mortgage origination and fee income	1,895	3,145
Merchant sponsorship revenue	720	744
Income from bank-owned life insurance	286	216
Rental income	276	-
Wealth management fees	15	10
Gain (loss) on other real estate	171	(1)
Gain on sale of investment securities available-for-sale	191	-
Other	418	659
Total other income	4,984	5,440
Other expense:
Salaries and employee benefits	12,460	10,073
Commission-based compensation	1,501	1,723
Occupancy and equipment	2,270	1,473
Core deposit intangible amortization	739	348
Other operating expense	7,281	4,844
Total other expense	24,251	18,461
Earnings before income taxes	12,315	9,253
Income tax expense	2,776	2,841
Net earnings	9,539	6,412
Less: Net earnings attributable to noncontrolling interest	456	493
Net earnings attributable to National Commerce Corporation	$9,083	$5,919

Weighted average common and diluted shares outstanding
Basic	17,209,551	12,901,040
Diluted	17,612,298	13,283,075

Basic earnings per common share	$0.53	$0.46
Diluted earnings per common share	$0.52	$0.45

NATIONAL COMMERCE CORPORATION
Average Balance Sheets and Net Interest Analysis

	For the Three Months Ended
(Dollars in thousands)	March 31, 2018			December 31, 2017			September 30, 2017			June 30, 2017			March 31, 2017
Interest-earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans	$2,451,352	$34,220	5.66%	$2,091,443	$28,704	5.45%	$1,937,115	$26,634	5.45%	$1,849,258	$24,823	5.38%	$1,793,241	$23,377	5.29%
Mortgage loans held-for-sale	17,402	208	4.85	18,237	136	2.96	16,811	151	3.56	18,321	170	3.72	21,809	222	4.13
Securities:
Taxable securities	152,748	1,170	3.11	97,175	756	3.09	90,969	694	3.03	81,645	606	2.98	88,062	571	2.63
Tax-exempt securities	25,169	252	4.06	25,005	303	4.81	25,286	310	4.86	25,573	313	4.91	25,824	317	4.98
Cash balances in other banks	138,358	529	1.55	128,606	443	1.37	159,973	533	1.32	249,361	676	1.09	258,672	535	0.84
Funds sold	2,946	10	1.38	-	-	0.00	-	-	0.00	-	-	0.00	-	-	0.00
Total interest-earning assets	2,787,975	$36,389	5.29	2,360,466	$30,342	5.10	2,230,154	$28,322	5.04	2,224,158	$26,588	4.79	2,187,608	$25,022	4.64
Noninterest-earning assets	328,605			255,239			228,231			218,088			220,006
Total assets	$3,116,580			$2,615,705			$2,458,385			$2,442,246			$2,407,614

Interest-bearing liabilities
Interest-bearing transaction accounts	$423,537	$322	0.31%	$331,876	$277	0.33%	$314,925	$207	0.26%	$341,238	$243	0.29%	$332,361	$217	0.26%
Savings and money market deposits	1,038,751	1,816	0.71	884,660	1,381	0.62	827,526	1,233	0.59	821,130	1,138	0.56	804,537	1,096	0.55
Time deposits	327,011	823	1.02	285,669	707	0.98	273,630	661	0.96	290,097	673	0.93	306,404	697	0.92
Federal Home Loan Bank and other borrowed money	7,200	71	4.00	7,381	71	3.82	7,228	72	3.95	7,000	70	4.01	9,016	71	3.19
Subordinated debt	24,560	388	6.41	24,547	388	6.27	24,533	388	6.27	24,520	389	6.36	24,507	388	6.42
Total interest-bearing liabilities	1,821,059	$3,420	0.76	1,534,133	$2,824	0.73	1,447,842	$2,561	0.70	1,483,985	$2,513	0.68	1,476,825	$2,469	0.68
Noninterest-bearing deposits	772,358			657,786			615,130			612,910			600,897
Total funding sources	2,593,417			2,191,919			2,062,972			2,096,895			2,077,722
Noninterest-bearing liabilities	22,262			21,469			19,284			16,465			16,921
Shareholders' equity	500,901			402,317			376,129			328,886			312,971
	$3,116,580			$2,615,705			$2,458,385			$2,442,246			$2,407,614
Net interest rate spread			4.53%			4.37%			4.34%			4.11%			3.96%
Net interest income/margin (taxable equivalent)		32,969	4.80%		27,518	4.63%		25,761	4.58%		24,075	4.34%		22,553	4.18%
Tax equivalent adjustment		69			118			120			122			123
Net interest income/margin		$32,900	4.79%		$27,400	4.61%		$25,641	4.56%		$23,953	4.32%		$22,430	4.16%